Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ENTERS INTO CONTRACT
TO ACQUIRE SHOPPING CENTER IN LILBURN, GEORGIA FOR $12.35 MILLION

•	Acquisition will expand Wheeler’s geographic footprint to 4 locations in Georgia.

•	Property is shadow-anchored by Kroger

•	Leased by national tenants that include Chase Bank and T-Mobile.

•	Center is 94.9% leased.

Virginia Beach, VA – March 13, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has entered into a contract to acquire Beaver Ruin Village (“Beaver Ruin” or the “Property”), a 74,038 square foot shopping center located in Lilburn, Georgia. The Company will purchase the Property for $12.35 million, or approximately $166.81 per square foot, using a combination of cash and bank debt.

Jon S. Wheeler, the Company’s Chairman and Chief Executive Officer, commented, “We are very pleased to assume the contract to acquire this property. The center is in a prime location in a growing community, at one of the most heavily-traveled intersections of the entire market. Beaver Ruin benefits from the draw of traffic to Kroger, which also recently completed capital improvements to its store. The shopping center aligns with our acquisition criteria and is 94.9% leased by several nationally known tenants. We expect this property to generate strong NOI and, upon close of this transaction, add significant value to the trust.”

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) signs contract to acquire Beaver Ruin Village, a shopping center located in Lilburn, GA.

Beaver Ruin Village – Lilburn, Georgia
Built in 1976 and renovated in 1996, Beaver Ruin is a 74,038 square foot shadowed grocery-anchored shopping center. The Property recently underwent capital improvements which included repairs to the parking lots, the replacement of several HVAC units and the installation of a new roof for over 20,000 square feet of the shopping center.

The Property is leased by national, regional and local tenants that include Chase Bank, State Farm Insurance, T-Mobile, Firehouse Subs and Sally Beauty Supplies. The Property also includes three outparcels leased by national fast-food chains: McDonald’s, Popeyes, and Captain D’s.

Beaver Ruin is located at the intersection of Beaver Ruin Road and U.S. Route 29, a 1,036 mile highway that runs from Pensacola, Florida to Baltimore, Maryland. The intersection has a combined traffic count of 55,000 vehicles per a day and the center is approximately 30 minutes north of Atlanta.

Location / Demographic Information
Lilburn is a city in Gwinnett County, Georgia, which has a population of 805,321 people as of the 2010 census. Gwinnett County is the second most populated county in Georgia and is home to the headquarters of several corporations which include Waffle House, Primerica and ACGO. Gwinnett County has also received accolades from a number of major media outlets that include BusinessWeek Magazine, CNNMoney.com, and U.S. News and World Report.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated closing of the acquisition of the Property and the anticipated profitability of such acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com